Exhibit 99.1

Third Quarter Earnings Conference Call October 26, 2005

Forward-Looking Disclosures This conference call may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this presentation.

Overview Third quarter 2005 marked by strong growth and solid operating results Net income was $6.9 million, an increase of 11% linked-quarter and 7.8% over 3Q 2004 De novo offices in Winston-Salem, Charlotte, Mount Airy, Bridgeport, W.Va., and Blacksburg reporting profits for the quarter

Overview Securities gains of $536,000 Annualized asset growth of 10.8% for the quarter and 11.4% YTD. Loans have grown at an annualized rate of 9% for the year, including both commercial and retail loan categories. Sale of the Clifton Forge branch will result in an approximate $3.9 million gain.

Operating Results 3Q net income of $6.9 million, or $0.61 diluted EPS YTD net income of $19.1 million, or $1.68 diluted EPS ROA increased to 1.40% and ROE increased to 14.28% Net interest income grew roughly $200,000 linked-quarter and over $1 million compared to 3Q '04

Operating Results Non-interest income up 18% over 3Q '04 Non-interest expense decreased slightly on a linked-quarter basis and efficiency ratio was 54.2%. Grew loans by $24 million and deposits by $48 million in third quarter.

Asset Quality Credit quality remains sound Non-performing assets were 0.36% as a percent of total assets Reserve coverage ratio was down at 276% vs. 316% at year-end Net charge-offs for the quarter were $2.6 million. $2.2 million charge-down on previously reserved single commercial credit

Conclusion Q & A period Thank you for your interest in First Community Bancshares, Inc.

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